UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2020

Horizon Therapeutics Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	HZNP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 30, 2020, a subsidiary of Horizon Therapeutics plc (“Horizon”) entered into an agreement with Lundbeckfond Invest A/S (“Lundbeckfond”) pursuant to which Horizon acquired all of Lundbeckfond’s beneficial rights to proceeds from certain contingent future TEPEZZA (teprotumumab-trbw) milestone and royalty payments in exchange for a one-time payment of $55.0 million.

In May 2017, Horizon acquired River Vision Development Corp. (“River Vision”) and in connection with the acquisition, the previously outstanding capital stock of River Vision was converted into an up-front cash payment and rights to receive contingent future milestone and royalty payments related to TEPEZZA. The remaining aggregate potential milestone payments are $225 million and are payable based on certain TEPEZZA worldwide net sales thresholds being achieved. In addition, Horizon is obligated to pay a 3% royalty on the portion of annual worldwide net sales of TEPEZZA exceeding $300.0 million (such royalty, together with the milestone payments the “TEPEZZA Payments”). Lundbeckfond, as one of the former River Vision stockholders, held rights to receive approximately 35.66% of any future TEPEZZA Payments.

As a result of the transaction with Lundbeckfond and the previously-announced similar transaction with S.R. One, Limited, Horizon’s remaining net obligations to make TEPEZZA Payments to the former stockholders of River Vision will be reduced by an aggregate of approximately 71.32%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2020	HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President, Chief Financial Officer